Exhibit 4.1

EXECUTION VERSION

SUBSCRIPTION RECEIPT AGREEMENT

GRAN TIERRA ENERGY INC.

- and -

COMPUTERSHARE TRUST COMPANY OF CANADA

Providing for the Issue of Subscription Receipts of Gran Tierra Energy Inc.

Made as of July 8, 2016

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ARTICLE 5
RIGHTS OF THE CORPORATION AND COVENANTS
5.1	Optional Purchases by the Corporation.	15
5.2	General Covenants.	15
5.3	Subscription Receipt Agent’s Remuneration, Expenses and Indemnification.	17
5.4	Performance of Covenants by Subscription Receipt Agent.	18
5.5	Accounting.	18
5.6	Payments by Subscription Receipt Agent.	18
5.7	Regulatory Matters.	18
ARTICLE 6
ENFORCEMENT
6.1	Suits by Receiptholders.	18
6.2	Immunity of Shareholders, etc.	19
ARTICLE 7
MEETINGS OF RECEIPTHOLDERS
7.1	Right to Convene Meetings.	19
7.2	Notice.	19
7.3	Chairman.	19
7.4	Quorum.	19
7.5	Power to Adjourn.	20
7.6	Show of Hands.	20
7.7	Poll and Voting.	20
7.8	Regulations.	20
7.9	Corporation and Subscription Receipt Agent may be Represented.	21
7.10	Powers Exercisable by Extraordinary Resolution.	21
7.11	Meaning of Extraordinary Resolution.	22
7.12	Powers Cumulative.	23
7.13	Minutes.	23
7.14	Instruments in Writing.	24
7.15	Binding Effect of Resolutions.	24
7.16	Holdings by Corporation Disregarded.	24
ARTICLE 8
SUPPLEMENTAL AGREEMENTS
8.1	Provision for Supplemental Agreements for Certain Purposes.	24
ARTICLE 9
CONCERNING THE SUBSCRIPTION RECEIPT AGENT
9.1	Rights and Duties of Subscription Receipt Agent.	25
9.2	Evidence, Experts and Advisers.	27
9.3	Documents, Monies, etc. Held by Subscription Receipt Agent.	27
9.4	Actions by Subscription Receipt Agent to Protect Interest.	28
9.5	Third Party Interests.	28
9.6	Subscription Receipt Agent not Required to Give Security.	28
9.7	Protection of Subscription Receipt Agent and the Agents.	28

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9.8	Replacement of Subscription Receipt Agent; Successor by Merger.	29
9.9	Conflict of Interest.	29
9.10	Acceptance of Appointment.	30
9.11	Subscription Receipt Agent Not to be Appointed Receiver.	30
9.12	Privacy Laws.	30
ARTICLE 10
GENERAL
10.1	Notice to the Corporation, Subscription Receipt Agent.	31
10.2	Notice to Receiptholders.	31
10.3	Ownership and Transfer of Subscription Receipts.	32
10.4	Evidence of Ownership.	32
10.5	Satisfaction and Discharge of Agreement.	32
10.6	Provisions of Agreement and Subscription Receipts for the Sole Benefit of Parties and Receiptholders.	33
10.7	Subscription Receipts Owned by the Corporation or its Subsidiaries - Certificate to be Provided.	33
10.8	Effect of Execution.	33
10.9	Time of Essence.	33
10.10	Force Majeure.	33
10.11	Counterparts.	34
10.12	1934 Act.	34
10.13	Tax Reporting.	34

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THIS SUBSCRIPTION RECEIPT AGREEMENT is made as of the 8th day of July, 2016.

AMONG:

Gran Tierra Energy Inc., a corporation incorporated under the laws of Nevada (the “Corporation”)

- and –

COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company existing under the laws of Canada (the “Subscription Receipt Agent”)

WHEREAS the Corporation is proposing to issue and sell Subscription Receipts, each Subscription Receipt representing the right to receive one Common Share in certain circumstances described herein on a private placement basis;

AND WHEREAS the Corporation is duly authorized to create, authorize, issue and sell the Subscription Receipts to be issued as herein provided;

AND WHEREAS the Corporation has agreed that:

(a)	the Proceeds are to be delivered to and held by the Subscription Receipt Agent and invested on behalf of the Receiptholders and the Corporation in the manner set forth herein;

(b)	if the Acquisition Time occurs by the Deadline: (i) each holder of Subscription Receipts shall be entitled to receive, in the manner and timing described herein, without additional consideration or further action, one Common Share for each Subscription Receipt held; (ii) the Escrowed Funds (less the remaining one-half of the Agency Fee) shall be released to the Corporation; and (iii) the remaining 50% of the Agency Fee will be released to the Lead Agent on behalf of the Agents; and

(c)	if a Termination Event occurs, the subscription for Common Shares represented by each Subscription Receipt shall be automatically terminated and cancelled and each Receiptholder shall be entitled to receive from the Subscription Receipt Agent payment in an amount equal to the Subscription Price in respect of each Subscription Receipt held, together with such holder’s pro rata share of Earned Interest, net of applicable withholding taxes;

AND WHEREAS the Subscription Receipt Agent has agreed to act as registrar and transfer agent for the Subscription Receipts, and as escrow agent to receive the Escrowed Funds, in accordance with the terms and conditions set out herein;

AND WHEREAS all things necessary have been done and performed to make the Subscription Receipts, when certified by the Subscription Receipt Agent and issued as provided in this Agreement, legal, valid and binding obligations of the Corporation with the benefits and subject to the terms of this Agreement;

AND WHEREAS the foregoing recitals are by the Corporation and not by the Subscription Receipt Agent;

NOW THEREFORE THIS AGREEMENT WITNESSES that for good and valuable consideration mutually given and received, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed and declared as follows:

Article 1
INTERPRETATION

1.1              Definitions. In this Agreement and the recitals, unless there is something in the subject matter or context inconsistent therewith or unless otherwise expressly provided, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

(a)                “1933 Act” means the United States Securities Act of 1933, as amended;

(b)               “1934 Act” means the United States Securities Exchange Act of 1934, as amended;

(c)                “Acquireco” means Gran Tierra Energy International Holdings Ltd., a corporation incorporated under the laws of the Cayman Islands and an indirect wholly-owned subsidiary of the Corporation;

(d)               “Acquisition” means the acquisition by the Corporation through Acquireco, if applicable, of: (i) all of the issued and outstanding ordinary shares of PetroLatina Energy Limited; or (ii) the entit(y/ies) of PetroLatina Energy Limited owning the interests in the Acordionero oil field (Midas Block) if a permitted reorganization of PetroLatina Energy Ltd. is effected, each pursuant to the Purchase Agreement;

(e)                “Acquisition Date” means the date upon which the closing of the Acquisition takes place;

(f)                “Acquisition Notice” means a notice, substantially in the form set forth in Schedule 1.1(f), executed and delivered by the Corporation, certifying that the Acquisition Time has occurred;

(g)               “Acquisition Time” means the time on the Acquisition Date at which the Escrow Release Conditions have been satisfied;

(h)               “Agency Agreement” means the agency agreement dated as of July 8, 2016 between the Corporation and the Agents in respect of the Offering;

(i)                 “Agency Fee” has the meaning ascribed thereto in the Agency Agreement;

(j)                 “Agents” has the meaning ascribed thereto in the Agency Agreement;

(k)               “Agreement” means this agreement, as amended, supplemented or otherwise modified from time to time in accordance with the provisions hereof;

(l)                 “Approved Bank” has the meaning ascribed thereto in Section 4.1(a);

(m)             “Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in Calgary, Alberta are authorized or obligated by law or executive order to close;

(n)               “Closing Time” has the meaning ascribed thereto in the Agency Agreement;

(o)               “Common Shares” means shares of common stock, par value $0.001 per share, in the capital of the Corporation;

(p)               “Counsel” means a barrister or solicitor or a firm of barristers or solicitors, who may be counsel for the Corporation;

(q)               “Deadline” means 5:00 p.m. (Toronto time) on October 31, 2016;

(r)                 “Designated Office” means the principal office of the Subscription Receipt Agent from time to time in the city of Calgary, Alberta;

(s)                “DRS” means the Direct Registration System, which allows securities to be held in book-entry form on a company’s securities register;

(t)                 “Earned Interest” means the interest or other income actually earned on the investment of the Proceeds between the date hereof and the earlier to occur of the Acquisition Date and the Termination Date;

(u)               “Escrowed Funds” means the Proceeds, all Earned Interest or other income earned and any investments acquired from time to time with such funds;

(v)               “Escrow Release Conditions” means: (i) other than payment of the purchase price, all conditions precedent to the completion of the Acquisition pursuant to the Purchase Agreement, as may be amended from time to time, have been satisfied in accordance with the terms of the Purchase Agreement or waived (provided that no such amendment or waiver is materially adverse to the Receiptholders); and (ii) the parties to the Purchase Agreement are ready, willing and able to consummate the transactions contemplated thereby concurrent with the release of the Escrowed Funds.

(w)             “Extraordinary Resolution” has the meaning ascribed thereto in Subsection 7.11(a);

(x)               “Indemnified Parties” has the meaning ascribed thereto in Section 5.3(b);

(y)               “including” and “includes” means “including without limitation” and “includes without limitation”, respectively;

(z)                “Irrevocable Direction” means the written irrevocable direction executed by the Corporation, to be delivered to the Subscription Receipt Agent pursuant to Section 3.1, substantially in the form set forth in Schedule 1.1(z);

(aa)            “Lead Agent” means Scotia Capital Inc.;

(bb)           “Offering” means the offer and sale of 57,835,134 Subscription Receipts by the Corporation on a private placement basis;

(cc)            “PDF” has the meaning ascribed thereto in Section 2.8;

(dd)          “Person” includes an individual, corporation, company, partnership, joint venture, association, trust, trustee, unincorporated organization or government or any agency or political subdivision thereof;

(ee)            “Proceeds” means the Subscription Price multiplied by the total number of Subscription Receipts issued, less 50% of the Agency Fee payable as at the Closing Time;

(ff)             “Purchase Agreement” means the Purchase Agreement dated June 30, 2016 by and among Acquireco, Tribeca Oil & Gas Inc., Macquarie Bank Limited, Rorick Ventures Group Inc. and PetroLatina Energy Limited pursuant to which Acquireco will purchase PetroLatina Energy Limited for an aggregate purchase price of $525 million, subject to adjustment, as amended;

(gg)           “Receiptholders”, or “holders” means the Persons who are the registered owners of Subscription Receipts;

(hh)           “Receiptholders’ Request” means an instrument signed in one or more counterparts by Receiptholders entitled to acquire in the aggregate not less than 25% of the underlying Common Shares which could be acquired pursuant to all Subscription Receipts then outstanding, requesting the Subscription Receipt Agent to take some action or proceeding specified therein;

(ii)               “Receiving Party” has the meaning ascribed thereto in Section 4.1(a);

(jj)               “SEC” has the meaning ascribed thereto in Section 10.12;

(kk)           “Shareholders” means the registered holders from time to time of Common Shares;

(ll)               “Subscription Price” means the sum of $3.00 per Subscription Receipt;

(mm)       “Subscription Receipt Certificate” means a certificate evidencing Subscription Receipts substantially in the form attached as Schedule 1.1(mm) with such appropriate insertions, deletions, substitutions and variations as may be required or permitted by the terms of this Agreement or as may be required to comply with any law or the rules of any securities exchange or as may be not inconsistent with the terms of this Agreement as the Corporation may deem necessary or desirable;

(nn)           “Subscription Receipts” means the subscription receipts issued and certified hereunder and from time to time outstanding, each Subscription Receipt evidencing the rights set out in this Agreement;

(oo)           “S&P” means Standard & Poor’s, a division of The McGraw Hill Companies, Inc.;

(pp)           “Termination Date” means the earliest date on which a Termination Event occurs;

(qq)           “Termination Event” means: (i) the Acquisition Time does not occur by the Deadline; (ii) the Corporation delivers to the Subscription Receipt Agent a notice executed by the Corporation to the effect that the Purchase Agreement has been terminated in accordance with its terms; or (iii) the Corporation advises the Agents and the Subscription Receipt Agent, or announces to the public, that it does not intend to proceed with the Acquisition; and

(rr)              “written request of the Corporation” and “certificate of the Corporation” mean, respectively, a written request and certificate signed in the name of the Corporation and may consist of one or more instruments so executed.

1.2              Headings. The headings, the table of contents and the division of this Agreement into Articles, Sections and Subsections are for convenience of reference only and shall not affect the interpretation of this Agreement.

1.3              References. Unless otherwise specified in this Agreement:

(a)                references to Articles, Sections, Subsections and Schedules are to Articles, Sections, Subsections and Schedules in this Agreement; and

(b)               “hereto”, “herein”, “hereby”, “hereunder”, “hereof’ and similar expressions, without reference to a particular provision, refer to this Agreement.

1.4              Certain Rules of Interpretation. Unless otherwise specified in this Agreement:

(a)                the singular includes the plural and vice versa;

(b)               references to any gender shall include references to all genders; and

(c)                a derivative of any defined word or phrase has the meaning appropriate to the derivation of the word or phrase.

1.5              Day Not a Business Day. In the event that any day on or before which any action is required to be taken hereunder is not a Business Day, then such action shall be required to be taken at or before the requisite time on the next succeeding day that is a Business Day.

1.6              Applicable Law. This Agreement and the Subscription Receipts shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

1.7              Conflict. In the event of a conflict or inconsistency between a provision in the body of this Agreement and in any Subscription Receipt Certificate issued hereunder, the provision in the body of this Agreement shall prevail to the extent of the inconsistency.

1.8              Currency. All dollar amounts expressed as “$” in this Agreement and in the Subscription Receipts are to the currency of the United States, and all payments required to be made hereunder or thereunder shall be made in United States dollars.

1.9              Severability. Each of the provisions in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any of the other provisions hereof.

Article 2
ISSUE OF SUBSCRIPTION RECEIPTS

2.1              Payment Acknowledgement.

(a)                The Subscription Receipt Agent hereby acknowledges receipt from the Lead Agent, as settlement agent to, and designated by the Corporation for, the purchasers in the Offering pursuant to Section 2.17, of a wire transfer of funds in the aggregate amount of $170,074,051.98 and confirms that such funds have been deposited in a segregated account in the name of the Corporation designated as “Gran Tierra Energy Inc. - Subscription Receipts”, or as otherwise directed by the Corporation in writing, and the Subscription Receipt Agent will retain such amount in accordance with the terms of this Agreement pending payment of such amount in accordance with the terms of this Agreement. The Subscription Receipt Agent shall retain such amount as agent and bailee for and on behalf of the Receiptholders and shall invest, disburse and deal with such funds as provided herein.

(b)               The Corporation hereby:

(i)                 acknowledges that the amount received by the Subscription Receipt Agent pursuant to Subsection 2.1(a) represents payment in full by the purchasers in the Offering of the aggregate Subscription Price for 57,835,134 Subscription Receipts and is being received net of the first half of the Agency Fee payable to the Agents pursuant to the Agency Agreement; and

(ii)               irrevocably directs the Subscription Receipt Agent to retain the amount specified in Subsection 2.1(a) in accordance with the terms of this Agreement pending payment of such amount in accordance with the terms of this Agreement.

2.2              Terms and Issue of Subscription Receipts.

(a)                Each Subscription Receipt shall evidence the right of the holder: (i) if the Acquisition Time occurs prior to the Deadline, to receive, for no additional consideration and without further action, one fully paid and non-assessable Common Share; or (ii) if a Termination Event occurs, to receive an amount equal to the Subscription Price in respect of each Subscription Receipt held plus such holder’s pro rata share of the Earned Interest, less applicable withholding taxes, all in the manner and on the terms and conditions set out in this Agreement.

(b)               A maximum of 57,835,134 Subscription Receipts are hereby created and authorized to be issued at a price equal to the Subscription Price.

(c)                The Subscription Receipts shall be in registered form by way of DRS entries or Subscription Receipt Certificates substantially in the form attached hereto as Schedule 1.1(mm), be issuable in any whole number denominations, shall bear such distinguishing letters and numbers as the Corporation may, with the approval of the Subscription Receipt Agent, prescribe.

(d)               The Subscription Receipt Agent is hereby directed, immediately following the execution and delivery of this Agreement, to issue the Subscription Receipts in registered form by way of DRS entries or Subscription Receipt Certificates representing an aggregate of 57,835,134 Subscription Receipts.

2.3              Fractional Subscription Receipts. No fractional Subscription Receipts shall be issued or otherwise provided for hereunder.

2.4              Register for Subscription Receipts. The Corporation hereby appoints the Subscription Receipt Agent as registrar and transfer agent of the Subscription Receipts, and the Corporation shall cause to be kept by the Subscription Receipt Agent at the Designated Office, a securities register in which shall be entered the names and addresses of Receiptholders and the number of Subscription Receipts held by each holder and any other particulars prescribed by law of the Subscription Receipts held by them. The Corporation shall also cause to be kept by the Subscription Receipt Agent at the Designated Office the register of transfers, and may also cause to be kept by the Subscription Receipt Agent, branch registers of transfers in which shall be recorded the particulars of the transfers of Subscription Receipts registered in that branch register of transfers.

2.5              Registers Open for Inspection. The registers hereinbefore referred to shall be open at all reasonable times during regular business hours of the Subscription Receipt Agent on a Business Day for inspection by the Corporation, the Subscription Receipt Agent or any Receiptholder. The Subscription Receipt Agent shall, from time to time when requested to do so in writing by the Corporation, furnish the Corporation with a list of the names and addresses of Receiptholders entered in the registers kept by the Subscription Receipt Agent and showing the number of Subscription Receipts held by each such holder.

2.6              Receiptholder not a Shareholder. Nothing in this Agreement or in the holding of a Subscription Receipt evidenced by a DRS entry or a Subscription Receipt Certificate or otherwise, shall confer or be construed as conferring upon a Receiptholder any right or interest whatsoever as a Shareholder, including, but not limited to, the right to vote at, to receive notice of, or to attend meetings of Shareholders, or the right to receive dividends or any continuous disclosure materials of the Corporation. Receiptholders are entitled to exercise the rights expressly provided for in the Subscription Receipts and this Agreement on the terms and conditions set forth herein.

2.7              Subscription Receipts to Rank Pari Passu. All Subscription Receipts shall rank pari passu, whatever may be the actual date of issue of same.

2.8              Signing of Subscription Receipt Certificates. The Subscription Receipt Certificates shall be signed by an officer of the Corporation on behalf of the Corporation. The signature of such officer may be mechanically reproduced in facsimile or electronically reproduced in portable document format (“PDF”) and Subscription Receipt Certificates bearing such facsimile signature or PDF signatures shall, subject to Section 2.9, be binding upon the Corporation as if they had been manually signed by such officer. Notwithstanding that the person whose manual or facsimile signature appears on any Subscription Receipt Certificate as such officer may no longer hold such position at the date of such Subscription Receipt Certificate or at the date of certification or delivery thereof, any Subscription Receipt Certificate signed as aforesaid shall, subject to Section 2.9, be valid and binding upon the Corporation and the holder thereof shall be entitled to the benefits of this Agreement.

2.9              Certification by the Subscription Receipt Agent.

(a)                No Subscription Receipt Certificate shall be issued or, if issued, shall be valid for any purpose or entitle the holder to the benefit hereof until it has been certified by manual signature by or on behalf of the Subscription Receipt Agent, and such certification by the Subscription Receipt Agent upon any Subscription Receipt Certificate shall be conclusive evidence as against the Corporation that the Subscription Receipt Certificate so certified has been duly issued hereunder and that the holder is entitled to the benefits hereof.

(b)               The certification of the Subscription Receipt Agent on Subscription Receipt Certificates issued hereunder shall not be construed as a representation or warranty by the Subscription Receipt Agent as to the validity of this Agreement or the Subscription Receipt Certificates (except the due certification thereof) and the Subscription Receipt Agent shall in no respect be liable or answerable for the use made of the Subscription Receipt Certificates or any of them or of the consideration therefor except as otherwise specified herein. The certification by or on behalf of the Subscription Receipt Agent on Subscription Receipt Certificates shall constitute a representation and warranty by the Subscription Receipt Agent that the said Subscription Receipt Certificates have been duly certified by or on behalf of the Subscription Receipt Agent pursuant to the provisions of this Agreement.

2.10          Issue in Substitution for Subscription Receipt Certificates Lost, etc.

(a)                In case any Subscription Receipt Certificate shall become mutilated or be lost, destroyed or stolen, the Corporation, subject to applicable law and compliance with Subsection 2.10(b), shall issue and thereupon the Subscription Receipt Agent shall certify and deliver, a new Subscription Receipt Certificate of like tenor as the one mutilated, lost, destroyed or stolen in exchange for and in place of and upon cancellation of such mutilated Subscription Receipt Certificate, or in lieu of and in substitution for such lost, destroyed or stolen Subscription Receipt Certificate, and the substituted Subscription Receipt Certificate shall be in a form approved by the Subscription Receipt Agent and shall be entitled to the benefits hereof and shall rank equally in accordance with its terms with all other Subscription Receipt Certificates issued or to be issued hereunder.

(b)               The applicant for the issue of a new Subscription Receipt Certificate pursuant to this Section 2.10 shall bear the cost of the issue thereof and in case of mutilation, loss, destruction or theft shall, as a condition precedent to the issue thereof, furnish to the Corporation and to the Subscription Receipt Agent such evidence of ownership and of the mutilation, loss, destruction or theft of the Subscription Receipt Certificate so mutilated, lost, destroyed or stolen as shall be satisfactory to the Corporation and to the Subscription Receipt Agent in their sole discretion, and such applicant shall also be required to furnish an indemnity and surety bond or security in amount and form satisfactory to the Corporation and the Subscription Receipt Agent in their sole discretion and shall pay the reasonable charges of the Corporation and the Subscription Receipt Agent in connection therewith.

2.11          Exchange of Subscription Receipt Certificates.

(a)                Subscription Receipt Certificates may, upon compliance with the reasonable requirements of the Subscription Receipt Agent, be exchanged for another Subscription Receipt Certificate or Subscription Receipt Certificates entitling the holder thereof to, in the aggregate, the same number of Subscription Receipts as represented by the Subscription Receipt Certificates so exchanged.

(b)               Subscription Receipt Certificates may be surrendered for exchange only at the Designated Office during regular business hours of the Subscription Receipt Agent on a Business Day.

2.12          Charges for Exchange. Except as otherwise herein provided, the Subscription Receipt Agent may charge to the holder requesting an exchange a reasonable sum for each new Subscription Receipt Certificate issued in exchange for Subscription Receipt Certificate(s). Payment of such charges and reimbursement of the Subscription Receipt Agent or the Corporation for any and all stamp taxes or governmental or other charges required to be paid shall be made by such holder as a condition precedent to such exchange.

2.13          Transfer and Ownership of Subscription Receipts.

(a)                As detailed in Subsection 2.13(d), Section 2.14 and Section 2.15, there are restrictions on the transfer of the Subscription Receipts. The Subscription Receipts may only be transferred on the register kept at the Designated Office by the holder or his legal representatives or his attorney duly appointed by an instrument in writing in form and execution satisfactory to the Subscription Receipt Agent. Upon surrender for registration of transfer of Subscription Receipts at the Designated Office and upon compliance with Section 2.14 and Section 2.15, the Corporation shall make corresponding DRS entries or issue and thereupon the Subscription Receipt Agent shall certify and deliver a new Subscription Receipt Certificate of like tenor in the name of the designated transferee and register such transfer in accordance with Section 2.4. If less than all the Subscription Receipts so surrendered are transferred, the transferor shall be entitled to receive, in the same manner, a revised DRS entry or new Subscription Receipt Certificate registered in his name evidencing the Subscription Receipts not transferred. However, notwithstanding the foregoing, Subscription Receipts shall only be transferred upon:

(i)                 payment to the Subscription Receipt Agent of a reasonable sum for each new Subscription Receipt Certificate issued upon such transfer, and reimbursement of the Subscription Receipt Agent or the Corporation for any and all stamp taxes or governmental or other charges required to be paid in respect of such transfer; and

(ii)               such reasonable requirements as the Subscription Receipt Agent may prescribe, and all such transfers shall be duly noted in such register by the Subscription Receipt Agent.

(b)               The Corporation and the Subscription Receipt Agent shall deem and treat the registered owner of any Subscription Receipts as the beneficial owner thereof for all purposes and neither the Corporation nor the Subscription Receipt Agent shall be affected by any notice to the contrary.

(c)                The transfer register in respect of Subscription Receipts shall be closed at 4:30 p.m. (Calgary time) at the Designated Office, on the earlier to occur of the Acquisition Date and the Termination Date (subject to settlement).

(d)               The Subscription Receipt Agent shall promptly advise the Corporation of any requested transfer of Subscription Receipts on the register of holders of Subscription Receipts. The Corporation shall be entitled, and may direct the Subscription Receipt Agent, to refuse to recognize any transfer, or enter the name of any transferee, of any Subscription Receipts on the registers referred to in Section 2.4, if such transfer would constitute a violation of the securities laws of any jurisdiction or the rules, regulations or policies of any regulatory authority having jurisdiction or may recognize the transfer upon receipt of evidence of compliance with applicable securities laws in form and substance satisfactory to it.

(e)                Subject to the provisions of this Agreement and applicable law, a Receiptholder shall be entitled to the rights and privileges attaching to the Subscription Receipts. Either the issue and delivery of Common Shares, as provided in Section 3.2, or the payment of the Subscription Price and the holder’s pro rata share of the Earned Interest, less applicable withholding taxes, as provided in Section 3.3, all in accordance with the terms and conditions herein contained, shall discharge all responsibilities of the Corporation and the Subscription Receipt Agent with respect to such Subscription Receipts and neither the Corporation nor the Subscription Receipt Agent shall be bound to inquire into the title of a Receiptholder or a transferee of Subscription Receipts.

2.14          U.S. Legends. The Subscription Receipt Agent acknowledges and understands that the Subscription Receipts and Common Shares issuable upon conversion of the Subscription Receipts have not been registered under the 1933 Act and may be transferred only pursuant to a registration statement under the 1933 Act or an exemption from the registration requirement of the 1933 Act and applicable state securities laws, and understands and acknowledges that upon the original issuance thereof, and until such time as the same is no longer required under applicable requirements of the 1933 Act or applicable state securities laws, certificates representing the Subscription Receipts originally issued in the United States and certificates representing Common Shares issued upon conversion of such Subscription Receipts and all certificates issued in exchange therefor or in substitution thereof, shall bear the following legend:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), AND AS SUCH MAY NOT BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS (I) PURSUANT TO A REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT IN EFFECT WITH RESPECT TO SUCH SECURITIES, OR (II) THE ISSUER OF SUCH SECURITIES SHALL RECEIVE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED BY VIRTUE OF RULE 144 UNDER THE U.S. SECURITIES ACT OR ANOTHER AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT.”

and in the case of Common Shares issued on conversion of the Subscription Receipts on a date that is prior to four months and a day after the original distribution of the Subscription Receipts, also the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE LISTED ON THE TORONTO STOCK EXCHANGE (“TSX”); HOWEVER, THE SAID SECURITIES CANNOT BE TRADED THROUGH THE FACILITIES OF THE TSX SINCE THEY ARE NOT FREELY TRADEABLE, AND CONSEQUENTLY ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS NOT “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON TSX.”

Notwithstanding the foregoing, if a final receipt for a prospectus has been obtained or a prospectus supplement to qualify the distribution of such Common Shares in the Provinces of Canada has been filed, such Common Shares will not bear the latter legend described in this Section 2.14.

2.15          Canadian Legend. The Subscription Receipts and Common Shares issuable upon conversion of the Subscription Receipts shall be subject to the following legend restriction:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE NOVEMBER 9, 2016.”

Notwithstanding the foregoing, if a final receipt for a prospectus has been obtained or a prospectus supplement to qualify the distribution of such Common Shares in the Provinces of Canada has been filed, such Common Shares will not bear the legend described in this Section 2.15.

2.16          Cancellation of Surrendered Subscription Receipt Certificates. All Subscription Receipt Certificates surrendered to the Subscription Receipt Agent pursuant to Sections 2.10, 2.11 and 5.1 shall be returned to or received by the Subscription Receipt Agent for cancellation and, if required by the Corporation, the Subscription Receipt Agent shall furnish the Corporation with a cancellation certificate identifying the Subscription Receipt Certificates so cancelled and the number of Subscription Receipts evidenced thereby.

2.17          Designation of Settlement Agent The Corporation shall designate a settlement agent on behalf of the purchasers in the Offering, who shall initially be the Lead Agent, to (i) receive funds representing payment for the Subscription Receipts from the purchasers in the Offering and make payment of such funds as directed by the Corporation, and (ii) receive Subscription Receipt Certificates, if applicable. Notwithstanding anything to the contrary contained herein, to the extent one or more Agents perform the functions described within this Section 2.17 or otherwise facilitate the settlement of the Subscription Receipts, each party to this Agreement agrees and acknowledges that the Agents are performing such functions as attorney and agent for the Corporation, such Agent is not a principal in connection with the Offering and no liability pursuant to applicable securities laws shall attach to the Agent as a result of performing such functions.

Article 3
SATISFACTION OF ISSUANCE RIGHT OR TERMINATION PAYMENT RIGHT

3.1              Notice of Acquisition and Release of Funds on Acquisition Date. If the Acquisition Time occurs prior to the Deadline:

(a)                the Corporation: (i) shall forthwith cause the Acquisition Notice to be delivered to the Subscription Receipt Agent and the Lead Agent, on behalf of the Agents; (ii) shall concurrently deliver to the Subscription Receipt Agent the Irrevocable Direction; and (iii) shall, after the Acquisition Time issue a press release confirming that the Acquisition and the Offering have been completed, setting out the Acquisition Date, confirming that the underlying Common Shares have been issued to Receiptholders effective as at the Acquisition Time and stating the date on which the Subscription Receipt transfer register will close;

(b)               the Corporation shall be entitled to receive from the Subscription Receipt Agent the Escrowed Funds, less the amount required to make the payments set forth in Section 3.4, and the Subscription Receipt Agent shall deliver such funds to or to the order of the Corporation (or as otherwise may be directed by the Corporation in writing) as soon as reasonably practicable after the delivery of the documents referred to in Subsections 3.1(a)(i) and 3.1(a)(ii); and

(c)                the Subscription Receipt Agent shall issue and deliver the Common Shares issuable upon exchange of the Subscription Receipts in accordance with Section 3.2.

3.2              Issue and Delivery of Common Shares.

(a)                Upon receipt by the Subscription Receipt Agent of the Acquisition Notice and the Irrevocable Direction prior to the Deadline, the Subscription Receipts shall be deemed to have been exchanged and converted by the holders thereof into Common Shares, on the basis of one Common Share per Subscription Receipt, without additional consideration or further action by the Receiptholders, and the underlying Common Shares shall be, and shall be deemed to be, issued at such time to the Receiptholders, and the Receiptholders shall be deemed to have become the holders of record of such Common Shares at such time, provided and notwithstanding that the issuance of such Common Shares shall be documented by the Corporation updating or causing to be updated the register maintained for the Common Shares only, notwithstanding that a DRS entry or certificate may not yet have been issued or entered, as the case may be, and the Persons to whom such Common Shares are to be issued in accordance with the terms of this Agreement shall be deemed to have become the holders of record of such Common Shares at the Acquisition Time.

(b)               Upon the issuance or deemed issuance of the Common Shares upon conversion of the Subscription Receipts, the Corporation shall issue physical share certificates or cause DRS entries to be made for the respective amount of Common Shares to the Person or Persons in whose name or names such Common Shares have been issued in accordance with Subsection 3.2(a)).

(c)                Effective immediately after the Subscription Receipts have been deemed to have been exchanged and converted as contemplated in Subsections 3.2(a) and 3.2(b), the Subscription Receipts relating thereto shall be void and of no value or effect other than representing the right to receive from the Subscription Receipt Agent a DRS entry or physical share certificates representing the Common Shares.

3.3              Payment on Termination. If a Termination Event occurs:

(a)                the Corporation shall forthwith notify the Subscription Receipt Agent and the Agents thereof in writing and shall issue a press release setting forth the Termination Date;

(b)               the Corporation shall deposit an amount representing 50% of the Agency Fee with the Subscription Receipt Agent no later than the Business Day following the Termination Date;

(c)                the subscription evidenced by each Subscription Receipt shall be automatically terminated and cancelled and each Receiptholder shall be entitled from and after the Termination Date to a payment in the aggregate amount of: (i) such holder’s pro rata share of the Proceeds; and (ii) such holder’s pro rata share of the Earned Interest, less applicable withholding taxes; and (iii) such holder’s pro rata share of 50% of the Agency Fee, less any applicable withholding taxes.

(d)               registers shall be closed at the close of business on the Termination Date;

(e)                the obligation to make the payment of the amount specified in Subsection 3.3(c) shall be satisfied by mailing or delivering payment by cheque or wire transfer to the Receiptholders at its registered address by no later than the second Business Day following the Termination Date; and

(f)                upon the mailing or delivery of any cheque or wire transfer as provided in Subsection 3.3(e) (and provided such cheque has been honoured for payment, if presented for payment within six months of the date thereof) all rights evidenced by the Subscription Receipts relating thereto shall be satisfied and such Subscription Receipts shall be void and of no value or effect.

3.4              Payment of Agency Fee. Upon the release of the Escrowed Funds pursuant to Subsection 3.1(b), the Corporation shall direct the Subscription Receipt Agent to deliver a cheque or complete a wire transfer, as per the instructions of the Lead Agent, payable to the Lead Agent, on behalf of the Agents, in an amount equal to $3,431,350.02.

Article 4
INVESTMENT OF PROCEEDS AND PAYMENT OF INTEREST

4.1              Investment of Proceeds.

(a)                Until released in accordance with this Agreement, the Escrowed Funds shall be kept segregated in the records of the Subscription Receipt Agent and shall be deposited in one or more interest-bearing trust accounts, such accounts to be denominated in United States dollars, to be maintained by the Subscription Receipt Agent in the name of the Subscription Receipt Agent at one or more banks listed below in Subsection 4.1(c) (each such bank, an “Approved Bank”). The Subscription Receipt Agent shall pay to the party to whom such portion of the Escrowed Funds is released and is disbursed under this Agreement (the “Receiving Party”), interest at an annual rate which is equal to the average 90 day USD treasury bill rate, such annual rate not to be less than zero. Such payment obligation shall be calculated daily and paid to the account(s) within three Business Days of each month-end. The Subscription Receipt Agent may receive investment earnings in excess of or less than the interest payable to the Receiptholders pursuant to this Section 4.1(a), such earnings being for the Subscription Receipt Agent’s benefit or at its risk, as applicable.

(b)               All amounts held by the Subscription Receipt Agent pursuant to this Agreement shall be held by the Subscription Receipt Agent for the benefit of the Receiptholders and the delivery of the Escrowed Funds to the Subscription Receipt Agent shall not give rise to a debtor-creditor or other similar relationship between the Subscription Receipt Agent and the Receiptholders. The amounts held by the Subscription Receipt Agent pursuant to this Agreement are the sole risk of the Receiptholders and, without limiting the generality of the foregoing, the Subscription Receipt Agent shall have no responsibility or liability for any diminution of the Escrowed Funds which may result from any deposit made with an Approved Bank pursuant to this Section 4.1(b), including any losses resulting from a default by the Approved Bank or other credit losses (whether or not resulting from such a default) and any credit or other losses on any deposit liquidated or sold prior to maturity. The Corporation acknowledges and agrees that the Subscription Receipt Agent acts prudently in depositing the Escrowed Funds at any Approved Bank, and that the Subscription Receipt Agent is not required to make any further inquiries in respect of any such bank.

At any time and from time to time, the Corporation shall be entitled to direct the Subscription Receipt Agent by written notice (a) not to deposit any new amounts in any Approved Bank specified in the notice and/or (b) to withdraw all or any of the Escrowed Funds that may then be deposited with any Approved Bank specified in the notice and re-deposit such amount with one or more of such other Approved Banks as specified in the notice. With respect to any withdrawal notice, the Subscription Receipt Agent will endeavor to withdraw such amount specified in the notice as soon as reasonably practicable and the Corporation acknowledges and agrees that such specified amount remains at the sole risk of the Receiptholders prior to and after such withdrawal.

(c)                The Approved Banks include the following:

Approved Banks

Bank	Relevant S&P Issuer Credit Rating (as at Jul 05, 2016)
Bank of America NA	A
Bank of Montreal	A+
The Bank of Nova Scotia	A+
Canadian Imperial Bank of Commerce	A+
Citibank NA	A
BMO Harris Bank	A+
Santander UK Plc	A
Societe Generale	A
National Australia Bank Limited	AA-
Bank of Tokyo-Mitsubishi UFJ	A+
BNP Paribas	A

4.2              Segregation of Proceeds. The Escrowed Funds received by the Subscription Receipt Agent and any securities or other instruments received by the Subscription Receipt Agent upon the investment or reinvestment of such Escrowed Funds, shall be received as agent for, and shall be segregated and kept apart by the Subscription Receipt Agent as agent for, the Receiptholders.

Article 5
RIGHTS OF THE CORPORATION AND COVENANTS

5.1              Optional Purchases by the Corporation. Subject to applicable law, the Corporation may from time to time purchase, by private contract or otherwise, any of the Subscription Receipts.

5.2              General Covenants.

(a)                The Corporation covenants with the Subscription Receipt Agent that so long as any Subscription Receipts remain outstanding:

(i)                 it will use its reasonable commercial efforts to maintain its existence;

(ii)               it will make all requisite filings under applicable securities legislation including those necessary to remain a reporting issuer (or the equivalent) not in default in each of the provinces of Canada in which it is presently a reporting issuer (or the equivalent);

(iii)             it will promptly announce by press release the occurrence of the Acquisition Date or the Termination Date, as the case may be, in accordance with Section 3.1(a) or Section 3.3, as the case may be;

(iv)             generally, it will use commercially reasonable efforts to perform and carry out all of the acts or things to be done by it as provided in this Agreement;

(v)               prior to the earlier of the Acquisition Date and the Termination Date, it will not sell the properties or assets of the Corporation as, or substantially as, an entirety, to any other entity;

(vi)             it will reserve and keep available a sufficient number of Common Shares for the purpose of enabling it to satisfy its obligations to issue Common Shares upon exchange of the Subscription Receipts;

(vii)           it will cause the Common Shares and the certificates representing the Common Shares from time to time acquired upon conversion of the Subscription Receipts to be duly issued as fully paid and non-assessable shares and delivered in accordance with the Subscription Receipts and the terms hereof;

(viii)         with respect to any notices to be given or other acts to be performed or which may be given or performed by the Lead Agent and any other Agent under or pursuant to this Agreement, it will provide the Lead Agent, on behalf of the Agents in a timely manner all such information and documents as the Agents (or any of them) may reasonably request and which is within the knowledge or control of the Corporation in order to verify the factual circumstances relating to such notices or acts; and

(ix)             it will use its commercially reasonable efforts to ensure that (until the earlier of the Acquisition Date and the Termination Date) the Common Shares continue to be or are listed and posted for trading on the NYSE MKT LLC and the Toronto Stock Exchange.

(b)               In addition, the Corporation covenants with the Subscription Receipt Agent, that, from the date hereof to the Business Day immediately following the earlier of the Termination Date and the Acquisition Date, it will not do any of the following:

(i)                 make or pay, or establish a record date for, any dividend or other distribution on the Common Shares;

(ii)               subdivide or redivide the outstanding Common Shares into a greater number of Common Shares;

(iii)             reduce, combine or consolidate the outstanding Common Shares into a smaller number of Common Shares;

(iv)             issue any assets, securities or evidence of the Corporation or any other entity to holders of all or substantially all of the outstanding Common Shares by way of a dividend or distribution; or

(v)               reclassify the Common Shares or undertake a reorganization of the Corporation or a consolidation, amalgamation, arrangement or merger of the Corporation with any other Person or other entity; or a sale or conveyance of the property and assets of the Corporation as an entirety or substantially as an entirety to any other Person or entity or a liquidation, dissolution or winding-up of the Corporation, provided that the Corporation shall be permitted to change its State of incorporation pursuant to a plan of conversion previously authorized by the Corporation and approved by its stockholders.

5.3              Subscription Receipt Agent’s Remuneration, Expenses and Indemnification.

(a)                The Corporation covenants that it will pay to the Subscription Receipt Agent from time to time reasonable remuneration for its services hereunder and will pay or reimburse the Subscription Receipt Agent upon its request for all reasonable expenses, disbursements and advances incurred or made by the Subscription Receipt Agent in the administration or execution of this Agreement (including the reasonable compensation and the disbursements of its counsel and all other advisers and assistants not regularly in its employ) both before any default hereunder and thereafter until all duties of the Subscription Receipt Agent hereunder shall be finally and fully performed, except any such expense, disbursement or advance as may arise out of or result from the Subscription Receipt Agent’s gross negligence, wilful misconduct or fraud. Any amount owing hereunder and remaining unpaid after 30 days from the invoice date will bear interest at the then current rate charged by the Subscription Receipt Agent against unpaid invoices and shall be payable on demand. This section shall survive the resignation of the Subscription Receipt Agent and/or the termination of this Agreement

(b)               In addition to and without limiting any protection of the Subscription Receipt Agent hereunder or otherwise by law, the Corporation shall at all times indemnify the Subscription Receipt Agent and its affiliates, their successors and assigns, and each of their directors, officers, employees and agents (the “Indemnified Parties”) and save them harmless from and against all claims, demands, losses, actions, causes of action, suits, proceedings, liabilities, damages, costs, charges, assessments, judgments and expenses (including expert consultant and legal fees and disbursements on a solicitor and client basis) whatsoever arising in connection with this Agreement including, without limitation, those arising out of or related to actions taken or omitted to be taken by the Indemnified Parties and expenses incurred in connection with the enforcement of this indemnity, which the Indemnified Parties, or any of them, may suffer or incur, whether at law or in equity, in any way caused by or arising, directly or indirectly, in respect of any act, deed, matter or thing whatsoever made, done, acquiesced in or omitted in or about or in relation to the execution of the Subscription Receipt Agent’s duties, and including any services that the Subscription Receipt Agent may provide in connection with or in any way relating to this Agreement (unless arising from Subscription Receipt Agent’s gross negligence, wilful misconduct or bad faith) and including any action or liability brought against or incurred by the Indemnified Parties in relation to or arising out of any breach by the Corporation. Notwithstanding any other provision hereof, the Corporation agrees that its liability hereunder shall be absolute and unconditional regardless of the correctness of any representations of any third parties and regardless of any liability of third parties to the Indemnified Parties, and shall accrue and become enforceable without prior demand or any other precedent action or proceeding. Notwithstanding any other provision hereof, this indemnity shall survive the resignation or removal of the Subscription Receipt Agent and the termination or discharge of this Agreement.

5.4              Performance of Covenants by Subscription Receipt Agent. If the Corporation shall fail to perform any of its covenants contained in this Agreement, the Subscription Receipt Agent may notify the Receiptholders of such failure on the part of the Corporation or may itself perform any of the said covenants capable of being performed by it, but shall be under no obligation to perform said covenants or to notify the Receiptholders of such performance by it. All sums expended or advanced by the Subscription Receipt Agent in so doing shall be repayable as provided in Section 5.3. No such performance, expenditure or advance by the Subscription Receipt Agent shall relieve the Corporation of any default hereunder or of its continuing obligations under the covenants contained herein.

5.5              Accounting. The Subscription Receipt Agent shall maintain accurate books, records and accounts of the transactions effected or controlled by the Subscription Receipt Agent hereunder and the receipt, investment, reinvestment and disbursement of the Escrowed Funds, and shall provide to the Corporation records and statements thereof periodically upon written request. The Corporation shall have the right to audit any such books, records, accounts and statements.

5.6              Payments by Subscription Receipt Agent. In the event that any funds to be disbursed by the Subscription Receipt Agent in accordance herewith are received by the Subscription Receipt Agent in the form of an uncertified cheque or cheques, the Subscription Receipt Agent shall be entitled to delay the time for disbursement of such funds hereunder until such uncertified cheque or cheques have cleared in the ordinary course the financial institution upon which the same are drawn. The Subscription Receipt Agent will disburse monies according to this Agreement only to the extent that monies have been deposited with it by the Corporation.

5.7              Regulatory Matters. The Corporation shall file all such documents, notices and certificates and take such steps and do such things as may be necessary under applicable securities laws to permit the issuance of the Common Shares in the circumstances contemplated by Section 3.2.

Article 6
ENFORCEMENT

6.1              Suits by Receiptholders. All or any of the rights conferred upon any Receiptholder by any of the terms of the Subscription Receipt Certificates or by this Agreement, or by both, may be enforced by the Receiptholder by appropriate proceedings but without prejudice to the right which is hereby conferred upon the Subscription Receipt Agent to proceed in its own name to enforce each and all of the provisions contained herein for the benefit of the Receiptholders.

6.2              Immunity of Shareholders, etc. The Subscription Receipt Agent and, as part of the consideration for the issue of the Subscription Receipts, the Receiptholders hereby waive and release any right, cause of action or remedy now or hereafter existing in any jurisdiction against any past, present or future Shareholder, director, officer, employee or agent of the Corporation or any successor entity for the issue of the Common Shares pursuant to any Subscription Receipt or on any covenant, agreement, representation or warranty by the Corporation contained herein or in the Subscription Receipt Certificate(s).

Article 7
MEETINGS OF RECEIPTHOLDERS

7.1              Right to Convene Meetings. The Subscription Receipt Agent may at any time and from time to time, and shall on receipt of a written request of the Corporation or of a Receiptholders’ Request and upon being funded and indemnified to its reasonable satisfaction by the Corporation or by the Receiptholders signing such Receiptholders’ Request against the cost which may be incurred in connection with the calling and holding of such meeting, convene a meeting of the Receiptholders. In the event of the Subscription Receipt Agent failing to so convene a meeting within ten days after receipt of such written request of the Corporation or such Receiptholders Request and indemnity given as aforesaid, the Corporation or such Receiptholders, as the case may be, may convene such meeting. Every such meeting shall be held in the City of Calgary, Alberta or at such other place as may be determined by the Subscription Receipt Agent and approved by the Corporation.

7.2              Notice. At least ten days’ prior notice of any meeting of Receiptholders shall be given to the Receiptholders in the manner provided for in Section 10.2 and a copy of such notice shall be sent by mail to the Subscription Receipt Agent (unless the meeting has been called by the Subscription Receipt Agent) and to the Corporation (unless the meeting has been called by the Corporation). Such notice shall state the date (which must be a Business Day) and time when, and the place where, the meeting is to be held, shall state briefly the general nature of the business to be transacted thereat and shall contain such information as is reasonably necessary to enable the Receiptholders to make a reasoned decision on the matter, but it shall not be necessary for any such notice to set out the terms of any resolution to be proposed or any of the provisions of this Article 7.

7.3              Chairman. An individual (who need not be a Receiptholder) designated in writing by the Subscription Receipt Agent shall be chairman of the meeting and if no individual is so designated, or if the individual so designated is not present within 15 minutes from the time fixed for the holding of the meeting, the Receiptholders present in person or by proxy shall choose some individual present to be chairman.

7.4              Quorum. Subject to the provisions of Section 7.11, at any meeting of the Receiptholders a quorum shall consist of one or more Receiptholders present in person or by proxy and holding more than 25% of the then outstanding Subscription Receipts. If a quorum of the Receiptholders shall not be present within 30 minutes from the time fixed for holding any meeting, the meeting, if summoned by the Receiptholders or on a Receiptholders’ Request, shall be dissolved; but in any other case the meeting shall be adjourned to the same day in the next week (unless such day is not a Business Day, in which case it shall be adjourned to the next following Business Day) at the same time and place and no notice of the adjournment need be given. Any business may be brought before or dealt with at an adjourned meeting that might have been dealt with at the original meeting in accordance with the notice calling the same. No business shall be transacted at any meeting unless a quorum is present at the commencement of business. At the adjourned meeting, the Receiptholders present in person or by proxy shall form a quorum and may transact the business for which the meeting was originally convened notwithstanding that they may not hold at least 25% of the then outstanding Subscription Receipts.

7.5              Power to Adjourn. The chairman of any meeting at which a quorum of the Receiptholders is present may, with the consent of the meeting, adjourn any such meeting and no notice of such adjournment need be given except such notice, if any, as the meeting may prescribe.

7.6              Show of Hands. Every question submitted to a meeting shall be decided in the first place by a majority of the votes given on a show of hands except that votes on an Extraordinary Resolution shall be given in the manner hereinafter provided. At any such meeting, unless a poll is duly demanded as herein provided, a declaration by the chairman that a resolution has been carried or carried unanimously or by a particular majority or lost or not carried by a particular majority shall be conclusive evidence of the fact.

7.7              Poll and Voting. On every Extraordinary Resolution, and on any other question submitted to a meeting and after a vote by show of hands when demanded by the chairman or by one or more of the Receiptholders acting in person or by proxy and holding at least 5% of the then outstanding Subscription Receipts, a poll shall be taken in such manner as the chairman shall direct. Questions other than those required to be determined by Extraordinary Resolution shall be decided by a majority of the votes cast on the poll.

On a show of hands, every Person who is present and entitled to vote, whether as a Receiptholder or as proxy for one or more absent Receiptholders, or both, shall have one vote. On a poll, each Receiptholder present in person or represented by a proxy duly appointed by instrument in writing shall be entitled to one vote in respect of each Common Share he is entitled to receive pursuant to the Subscription Receipt(s) then held or represented by him. A proxy need not be a Receiptholder. In the case of joint holders, any of them present in person or by proxy at the meeting may vote in the absence of the other or others; but in case more than one of them shall be present in person or by proxy, they shall vote together in respect of Subscription Receipts of which they are joint registered holders. The chairman of any meeting shall be entitled, both on a show of hands and on a poll, to vote in respect of the Subscription Receipts, if any, held or represented by him.

7.8              Regulations. The Subscription Receipt Agent, or the Corporation with the approval of the Subscription Receipt Agent, may from time to time make and from time to time vary such regulations as it shall think fit for:

(a)                the setting of the record date for a meeting of holders of Subscription Receipts for the purpose of determining Receiptholders entitled to receive notice of and vote at such meeting;

(b)               the issue of voting certificates by any bank, trust company or other depositary satisfactory to the Subscription Receipt Agent stating that the Subscription Receipt Certificates specified therein have been deposited with it by a named Person and will remain on deposit until after the meeting, which voting certificate shall entitle the Persons named therein to be present and vote at any such meeting and at any adjournment thereof or to appoint a proxy or proxies to represent them and vote for them at any such meeting and at any adjournment thereof in the same manner and with the same effect as though the Persons so named in such voting certificates were the actual holders of the Subscription Receipt Certificates specified therein;

(c)                the deposit of voting certificates and instruments appointing proxies at such place and time as the Subscription Receipt Agent, the Corporation or the Receiptholders, convening the meeting, as the case may be, may direct in the notice convening the meeting;

(d)               the deposit of voting certificates and instruments appointing proxies at some approved place or places other than the place at which the meeting is to be held and enabling particulars of such instruments appointing proxies to be mailed or sent via facsimile before the meeting to the Corporation or to the Subscription Receipt Agent at the place where the same is to be held and for the voting of proxies so deposited as though the instruments themselves were produced at the meeting;

(e)                the form of the instrument of proxy and the manner in which the instrument of proxy must be executed; and

(f)                generally for the calling of meetings of Receiptholders and the conduct of business thereat.

Any regulations so made shall be binding and effective and the votes given in accordance therewith shall be valid and shall be counted. Save as such regulations may provide, the only Persons who shall be recognized at any meeting as a Receiptholder, or be entitled to vote or be present at the meeting in respect thereof (subject to Section 7.9), as applicable, shall be Receiptholders or their counsel, or duly appointed proxies of Receiptholders.

7.9              Corporation and Subscription Receipt Agent may be Represented. The Corporation and the Subscription Receipt Agent, by their respective authorized employees and agents, and the counsel for the Corporation and for the Subscription Receipt Agent may attend any meeting of the Receiptholders, but shall have no vote as such unless in their capacity as Receiptholder or a proxy holder.

7.10          Powers Exercisable by Extraordinary Resolution. In addition to all other powers conferred upon them by any other provisions of this Agreement or by law, the Receiptholders at a meeting shall, subject to the provisions of Section 7.11, have the power, subject to all applicable regulatory and exchange approvals, exercisable from time to time by Extraordinary Resolution:

(a)                to agree to any modification, abrogation, alteration, compromise or arrangement of the rights of Receiptholders or the Subscription Receipt Agent against the Corporation or against its undertaking, property and assets or any part thereof whether such rights arise under this Agreement or the Subscription Receipt Certificates or otherwise;

(b)               to amend, alter or repeal any Extraordinary Resolution previously passed or sanctioned by the Receiptholders;

(c)                to direct or to authorize the Subscription Receipt Agent to enforce any of the covenants on the part of the Corporation contained in this Agreement or the Subscription Receipt Certificates or to enforce any of the rights of the Receiptholders in any manner specified in such Extraordinary Resolution or to refrain from enforcing any such covenant or right;

(d)               to waive, and to direct the Subscription Receipt Agent to waive, any default on the part of the Corporation in complying with any provisions of this Agreement or the Subscription Receipt Certificates either unconditionally or upon any conditions specified in such Extraordinary Resolution;

(e)                to restrain any Receiptholder from taking or instituting any suit, action or proceeding against the Corporation for the enforcement of any of the covenants on the part of the Corporation in this Agreement or the Subscription Receipt Certificates or to enforce any of the rights of the Receiptholders;

(f)                to direct any Receiptholder who, as such, has brought any suit, action or proceeding to stay or to discontinue or otherwise to deal with the same upon payment of the costs, charges and expenses reasonably and properly incurred by such Receiptholder in connection therewith;

(g)               to assent to any modification of, change in or omission from the provisions contained in the Subscription Receipt Certificates and this Agreement or any ancillary or supplemental instrument which may be agreed to by the Corporation, and to authorize the Subscription Receipt Agent to concur in and execute any ancillary or supplemental agreement embodying the change or omission, provided that such modification, change or omission will not prejudice the rights of the Receiptholders or the Subscription Receipt Agent;

(h)               with the consent of the Corporation (such consent not to be unreasonably withheld), to remove the Subscription Receipt Agent or its successor in office and to appoint a new Subscription Receipt Agent to take the place of the Subscription Receipt Agent so removed;

(i)                 to assent to any compromise or arrangement with any creditor or creditors or any class or classes of creditors, whether secured or otherwise, and with holders of any Common Shares or other securities of the Corporation; and

(j)                 to assent to any modification of the Articles of the Corporation in circumstances where, had the Common Shares then been outstanding, an Extraordinary Resolution of the holders of Common Shares would have been required.

7.11          Meaning of Extraordinary Resolution.

(a)                The expression “Extraordinary Resolution” when used in this Agreement means, subject as hereinafter provided in this Section 7.11 and in Section 7.14, a resolution proposed at a meeting of Receiptholders duly convened for that purpose and held in accordance with the provisions of this Article 7 at which there are present in person or by proxy one or more Receiptholders holding more than 25% of the then outstanding Subscription Receipts and passed by the affirmative votes of Receiptholders holding not less than 66⅔% of the then outstanding Subscription Receipts represented at the meeting and voted on the poll upon such resolution.

(b)               If, at any meeting called for the purpose of passing an Extraordinary Resolution, one or more Receiptholders holding more than 25% of the then outstanding Subscription Receipts are not present in person or by proxy within 30 minutes after the time appointed for the meeting, then the meeting, if convened by Receiptholders or on a Receiptholders’ Request, shall be dissolved; but in any other case it shall stand adjourned to such day, being not less than 14 or more than 30 days later, and to such place and time as may be appointed by the chairman. Not less than seven days’ prior notice shall be given of the time and place of such adjourned meeting in the manner provided for in Section 10.2. Such notice shall state that at the adjourned meeting the Receiptholders present in person or by proxy shall, subject to the provisions below, form a quorum but it shall not be necessary to set forth the purposes for which the meeting was originally called or any other particulars. At the adjourned meeting:

(i)                 if the Extraordinary Resolution purports to exercise any of the powers conferred pursuant to Subsections 7.10(a), 7.10(d), 7.10(g), 7.10(i) or 7.10(j) or purports to change the provisions of this Section 7.11 or of Section 7.14 or purports to amend, alter or repeal any Extraordinary Resolution previously passed or sanctioned by the Receiptholders in exercise of the powers referred to in this paragraph, a quorum for the transaction of business shall consist of Receiptholders holding more than 25% of the then outstanding Subscription Receipts present in person or by proxy; and

(ii)               in any other case, a quorum for the transaction of business shall consist of such Receiptholders as are present in person or by proxy.

(c)                At any such adjourned meeting and subject to the provisions in Subsection 7.11(b)(i), any resolution passed by the requisite votes as provided in Subsection 7.11(a) shall be an Extraordinary Resolution within the meaning of this Agreement notwithstanding that Receiptholders holding more than 25% of the then outstanding Subscription Receipts are not present in person or by proxy at such adjourned meeting.

(d)               Votes on an Extraordinary Resolution shall always be given on a poll and no demand for a poll on an Extraordinary Resolution shall be necessary.

7.12          Powers Cumulative. Any one or more of the powers or any combination of the powers in this Agreement stated to be exercisable by the Receiptholders by Extraordinary Resolution or otherwise may be exercised from time to time and the exercise of any one or more of such powers or any combination of powers from time to time shall not be deemed to exhaust the right of the Receiptholders to exercise such power or powers or combination of powers then or thereafter from time to time.

7.13          Minutes. Minutes of all resolutions and proceedings at every meeting of Receiptholders shall be made and duly entered in books to be provided from time to time for that purpose by the Subscription Receipt Agent at the expense of the Corporation, and any such minutes as aforesaid, if signed by the chairman or the secretary of the meeting at which such resolutions were passed or proceedings had or by the chairman or secretary of the next succeeding meeting held shall be prima facie evidence of the matters therein stated and, until the contrary is proved, every such meeting in respect of the proceedings of which minutes shall have been made shall be deemed to have been duly convened and held, and all resolutions passed thereat or proceedings taken shall be deemed to have been duly passed and taken.

7.14          Instruments in Writing. All actions which may be taken and all powers that may be exercised by the Receiptholders at a meeting held as provided in this Article 7 may also be taken and exercised by an instrument in writing signed in one or more counterparts by such Receiptholders in person or by attorney duly appointed in writing, by Receiptholders holding at least: (i) a majority of the then outstanding Subscription Receipts with respect to a resolution which is not an Extraordinary Resolution; and (ii) 66⅔% of the then outstanding Subscription Receipts with respect to an Extraordinary Resolution, and the expression “Extraordinary Resolution” when used in this Agreement shall include an instrument so signed by Receiptholders holding at least 66⅔% of the then outstanding Subscription Receipts.

7.15          Binding Effect of Resolutions. Every resolution and every Extraordinary Resolution passed in accordance with the provisions of this Article 7 at a meeting of Receiptholders shall be binding upon all the Receiptholders, whether present at or absent from such meeting, and every instrument in writing signed by Receiptholders in accordance with Section 7.14 shall be binding upon all the Receiptholders, whether signatories thereto or not, and each and every Receiptholder and the Subscription Receipt Agent (subject to the provisions for indemnity herein contained) shall be bound to give effect accordingly to every such resolution and instrument in writing.

7.16          Holdings by Corporation Disregarded. In determining whether Receiptholders holding the required number of Subscription Receipts are present at a meeting of Receiptholders for the purpose of determining a quorum or have concurred in any consent, waiver, Extraordinary Resolution, Receiptholders’ Request or other action under this Agreement, Subscription Receipts owned legally or beneficially by the Corporation or any affiliated entity of the Corporation shall be disregarded in accordance with the provisions of Section 10.7.

Article 8
SUPPLEMENTAL AGREEMENTS

8.1              Provision for Supplemental Agreements for Certain Purposes. From time to time, and subject to any applicable regulatory approval or stock exchange approval;, the Corporation and the Subscription Receipt Agent may, subject to the provisions hereof, and they shall, when so directed in accordance with the provisions hereof, execute and deliver by their proper officers, agreements supplemental hereto, which thereafter shall form part hereof, for any one or more or all of the following purposes:

(a)                adding to the provisions hereof such additional covenants and enforcement provisions as, in the opinion of Counsel, are necessary or advisable in the premises, provided that the same are not in the opinion of the Subscription Receipt Agent, relying on the opinion of Counsel, prejudicial to the interests of the Receiptholders or the Agents;

(b)               giving effect to any Extraordinary Resolution passed as provided in Article 7;

(c)                making such provisions not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions arising hereunder, provided that such provisions are not, in the opinion of the Subscription Receipt Agent, relying on the opinion of Counsel, prejudicial to the interests of the Receiptholders or the Agents;

(d)               adding to or altering the provisions hereof in respect of the transfer of Subscription Receipts, making provision for the exchange of Subscription Receipt Certificates, and making any modification in the form of the Subscription Receipt Certificates which, relying on the opinion of Counsel, does not affect the substance thereof,

(e)                modifying any of the provisions of this Agreement, including relieving the Corporation from any of the obligations, conditions or restrictions herein contained, provided that such modification or relief shall be or become operative or effective only if, in the opinion of the Subscription Receipt Agent, relying on the opinion of Counsel, such modification or relief in no way prejudices any of the rights of the Receiptholders, the Agents or of the Subscription Receipt Agent, and provided further that the Subscription Receipt Agent may in its sole discretion decline to enter into any such supplemental agreement which in its opinion may not afford adequate protection to the Subscription Receipt Agent or the Agents when the same shall become operative; and

(f)                for any other purpose not inconsistent with the terms of this Agreement, including the correction or rectification of any ambiguities, defective or inconsistent provisions, errors, mistakes or omissions herein, provided that in the opinion of the Subscription Receipt Agent, relying on the opinion of Counsel, the rights of the Subscription Receipt Agent, the Agents and of the Receiptholders are in no way prejudiced thereby.

Article 9
CONCERNING THE SUBSCRIPTION RECEIPT AGENT

9.1              Rights and Duties of Subscription Receipt Agent.

(a)                In the exercise of the rights and duties prescribed or conferred by the terms of this Agreement, the Subscription Receipt Agent shall exercise that degree of care, diligence and skill that a reasonably prudent escrow agent would exercise in comparable circumstances. No provision of this Agreement shall be construed to relieve the Subscription Receipt Agent from liability for its own gross negligence, wilful misconduct or fraud.

(b)               The obligation of the Subscription Receipt Agent to commence or continue any act, action or proceeding for the purpose of enforcing any rights of the Subscription Receipt Agent or the Receiptholders hereunder shall be conditional upon the Receiptholders furnishing, when required by notice by the Subscription Receipt Agent, sufficient funds to commence or to continue such act, action or proceeding and an indemnity reasonably satisfactory to the Subscription Receipt Agent to protect and to hold harmless the Subscription Receipt Agent against the costs, charges and expenses and liabilities to be incurred thereby and any loss and damage it may suffer by reason thereof. None of the provisions contained in this Agreement shall require the Subscription Receipt Agent to expend or to risk its own funds or otherwise to incur financial liability in the performance of any of its duties or in the exercise of any of its rights or powers unless indemnified as aforesaid.

(c)                The Subscription Receipt Agent shall retain the right not to act and shall not be liable for refusing to act, if, due to a lack of information or for any other reason whatsoever, the Subscription Receipt Agent, in its sole judgment, determines that such act might cause it to be in non-compliance with any applicable anti-money laundering, anti-terrorist or economic sanctions legislation, regulation or guideline. Further, should the Subscription Receipt Agent, in its sole judgment, determine at any time that its acting under this Agreement has resulted in its being in non-compliance with any applicable anti-money laundering, anti-terrorist or economic sanctions legislation, regulation or guideline, then it shall have the right to resign on ten days’ written notice to the Corporation, provided that: (i) Subscription Receipt Agent’s written notice shall describe the circumstances of such non-compliance; and (ii) if such circumstances are rectified to the Subscription Receipt Agent’s satisfaction within such ten day period, then such resignation shall not be effective.

(d)               The Subscription Receipt Agent may, before commencing or at any time during the continuance of any such act, action or proceeding, require the Receiptholders at whose instance it is acting to deposit with the Subscription Receipt Agent the Subscription Receipts held by them, for which Subscription Receipts the Subscription Receipt Agent shall issue receipts.

(e)                Every provision of this Agreement that by its terms relieves the Subscription Receipt Agent of liability or entitles it to rely upon any evidence submitted to it is subject to the provisions of this Section 9.1 and of Section 9.2.

(f)                The Subscription Receipt Agent shall have no duties except those expressly set forth herein, and it shall not be bound by any notice of a claim or demand with respect to, or any waiver, modification, amendment, termination or rescission of, this Agreement, unless received by it in writing and signed by the other parties hereto and, if its duties herein are affected, unless it shall have given its prior written consent thereto.

(g)               The Subscription Receipt Agent shall retain the right not to act and shall not be held liable for refusing to act unless it has received clear and reasonable documentation which complies with the terms of this Agreement, which documentation does not require the exercise of any discretion or independent judgment.

(h)               The Subscription Receipt Agent shall incur no liability whatsoever with respect to the delivery or non-delivery of any certificates whether delivery by hand, mail or any other means.

(i)                 The Subscription Receipt Agent shall not be responsible or liable in any manner whatsoever for the deficiency, correctness, genuineness or validity of any securities deposited with it.

9.2              Evidence, Experts and Advisers.

(a)                In addition to the reports, certificates, opinions and other evidence required by this Agreement, the Corporation shall furnish to the Subscription Receipt Agent such additional evidence of compliance with any provision hereof, and in such form, as the Subscription Receipt Agent may reasonably require by written notice to the Corporation.

(b)               In the exercise of its rights and duties hereunder, the Subscription Receipt Agent may, if it is acting in good faith, rely as to the truth of the statements and the accuracy of the opinions expressed in statutory declarations, opinions, reports, written requests, consents, or orders of the Corporation, certificates of the Corporation or other evidence furnished to the Subscription Receipt Agent pursuant to any provision hereof or pursuant to a request of the Subscription Receipt Agent.

(c)                Whenever it is provided in this Agreement that the Corporation shall deposit with the Subscription Receipt Agent resolutions, certificates, reports, opinions, requests, orders or other documents, it is intended that the truth, accuracy and good faith on the effective date thereof and the facts and opinions stated in all such documents so deposited shall, in each and every such case, be conditions precedent to the right of the Corporation to have the Subscription Receipt Agent take the action to be based thereon.

(d)               Proof of the execution of an instrument in writing, including a Receiptholders’ Request, by any Receiptholder may be made by the certificate of a notary public, or other officer with similar powers, that the person signing such instrument acknowledged to the officer the execution thereof, or by an affidavit of a witness to such execution or in any other manner which the Subscription Receipt Agent may consider adequate.

(e)                The Subscription Receipt Agent may employ or retain such Counsel, accountants, appraisers or other experts or advisers as it may reasonably require for the purpose of discharging its duties hereunder and may pay reasonable remuneration for all services so performed by any of them, without taxation of costs of any Counsel, and shall not be responsible for any misconduct or negligence on the part of any such experts or advisers who have been appointed with due care by the Subscription Receipt Agent.

(f)                The Subscription Receipt Agent may act and rely and shall be protected in acting and relying in good faith on the opinion or advice of or information obtained from Counsel, or any accountant, appraiser, or other expert or advisor, whether retained or employed by the Corporation or by the Subscription Receipt Agent with respect to any matter arising in relation to the Agreement.

9.3              Documents, Monies, etc. Held by Subscription Receipt Agent. Any securities, documents of title or other instruments that may at any time be held by the Subscription Receipt Agent pursuant to this Agreement may be placed in the deposit vaults of the Subscription Receipt Agent or of any Canadian bank or deposited for safekeeping with any such bank. If the Subscription Receipt Agent has not received a direction under Section 4.1, any monies so held pending the application or withdrawal thereof under any provisions of this Agreement may be deposited in the name of the Subscription Receipt Agent in any Canadian bank, or in the deposit department of the Subscription Receipt Agent or any other loan or trust company authorized to accept deposits under the laws of Canada or a province thereof, at the rate of interest (if any) then current on similar deposits.

9.4              Actions by Subscription Receipt Agent to Protect Interest. The Subscription Receipt Agent shall have power to institute and to maintain such actions and proceedings as it may consider necessary or expedient to preserve, protect or enforce its interests and the interests of the Receiptholders.

9.5              Third Party Interests. Each party to this Agreement hereby represents to the Subscription Receipt Agent that any account to be opened by, or interest to be held by, the Subscription Receipt Agent in connection with this Agreement, for or to the credit of such party, either: (i) is not intended to be used by or on behalf of any third party; or (ii) is intended to be used by or on behalf of a third party, in which case the Corporation agrees to complete and execute forthwith a declaration in the Subscription Receipt Agent’s prescribed form as to the particulars of such third party. Each party to this Agreement agrees that the Agents shall be third party beneficiaries to Section 2.17, Subsection 3.3(b), Section 3.4 and Section 9.7 and any other sections to this Agreement affecting the Agents’ rights and obligations herein.

9.6              Subscription Receipt Agent not Required to Give Security. The Subscription Receipt Agent shall not be required to give any bond or security in respect of the execution of this Agreement or otherwise in respect of the premises.

9.7              Protection of Subscription Receipt Agent and the Agents. By way of supplement to the provisions of any law for the time being relating to trustees it is expressly declared and agreed as follows:

(a)                the Subscription Receipt Agent and the Agents shall not be liable for or by reason of any statements of fact or recitals in this Agreement or in the Subscription Receipt Certificates (except in the case of the Subscription Receipt Agent, the representation contained in Section 9.9 or in the certificate of the Subscription Receipt Agent on the Subscription Receipt Certificates) or be required to verify the same, but all such statements or recitals are and shall be deemed to be made by the Corporation;

(b)               nothing herein contained shall impose any obligation on the Subscription Receipt Agent or the Agents to see to or to require evidence of the registration or filing (or renewal thereof) of this Agreement or any instrument ancillary or supplemental hereto;

(c)                the Subscription Receipt Agent and the Agents shall not be bound to give notice to any Person or Persons of the execution hereof; and

(d)               the Subscription Receipt Agent and the Agents shall not incur any liability or responsibility whatsoever or be in any way responsible for the consequence of any breach on the part of the Corporation of any of the covenants herein contained or of any acts of any directors, officers, employees, agents or servants of the Corporation.

9.8              Replacement of Subscription Receipt Agent; Successor by Merger.

(a)                The Subscription Receipt Agent may resign its appointment and be discharged from all other duties and liabilities hereunder, subject to this Section 9.8, by giving to the Corporation not less than 30 days’ prior notice in writing or such shorter prior notice as the Corporation may accept as sufficient. The Receiptholders by Extraordinary Resolution shall have power at any time to remove the existing Subscription Receipt Agent and to appoint a new subscription receipt agent. In the event of the Subscription Receipt Agent resigning or being removed as aforesaid or being dissolved, becoming bankrupt, going into liquidation or otherwise becoming incapable of acting hereunder, the Corporation shall forthwith appoint a new subscription receipt agent unless a new subscription receipt agent has already been appointed by the Receiptholders; failing such appointment by the Corporation, the retiring Subscription Receipt Agent or any Receiptholder may apply to a justice of the Court of Queen’s Bench (Alberta) on such notice as such justice may direct, for the appointment of a new subscription receipt agent; but any new subscription receipt agent so appointed by the Corporation or by the Court shall be subject to removal as aforesaid by the Receiptholders. Any new subscription receipt agent appointed under any provision of this Section 9.8 shall be a corporation authorized to carry on the business of a trust company in the provinces of Alberta and Ontario and, if required by the applicable legislation of any other provinces of Canada, in such other provinces. On any such appointment, the new subscription receipt agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as Subscription Receipt Agent hereunder. At the request of the Corporation or the new subscription receipt agent, the retiring Subscription Receipt Agent, upon payment of the amounts, if any, due to it pursuant to Section 5.3, shall duly assign, transfer and deliver to the new subscription receipt agent all property and money held and all records kept by the retiring Subscription Receipt Agent hereunder or in connection herewith.

(b)               Upon the appointment of a successor subscription receipt agent, the Corporation shall promptly notify the Receiptholders thereof in the manner provided for in Article 10.

(c)                Any corporation into or with which the Subscription Receipt Agent may be merged or consolidated or amalgamated, or any corporation resulting therefrom to which the Subscription Receipt Agent shall be a party, or any corporation succeeding to the corporate trust business of the Subscription Receipt Agent shall be the successor to the Subscription Receipt Agent hereunder without any further act on its part or any of the parties hereto, provided that such corporation would be eligible for appointment as a successor subscription receipt agent under Subsection 9.8(a).

(d)               Any Subscription Receipt Certificates certified but not delivered by a predecessor subscription receipt agent may be delivered by the successor subscription receipt agent in the name of the predecessor or successor subscription receipt agent.

9.9              Conflict of Interest.

(a)                The Subscription Receipt Agent represents to the Corporation that at the time of execution and delivery hereof no material conflict of interest exists between its role as Subscription Receipt Agent hereunder and its role in any other capacity and agrees that in the event of a material conflict of interest arising hereafter it will, within 30 days after ascertaining that it has such material conflict of interest, either eliminate the same or assign its appointment as Subscription Receipt Agent hereunder to a successor subscription receipt agent approved by the Corporation and meeting the requirements set forth in Subsection 9.8(a). Notwithstanding the foregoing provisions of this Subsection 9.9(a), if any such material conflict of interest exists or hereafter shall exist, the validity and enforceability of this Agreement and the Subscription Receipt Certificates shall not be affected in any manner whatsoever by reason thereof.

(b)               Subject to Subsection 9.9(a), the Subscription Receipt Agent, in its personal or any other capacity, may buy, lend upon and deal in securities of the Corporation and generally may contract and enter into financial transactions with the Corporation or any affiliated entity of the Corporation without being liable to account for any profit made thereby.

9.10          Acceptance of Appointment. The Subscription Receipt Agent hereby accepts the appointment as subscription receipt agent in this Agreement and agrees to perform its duties hereunder upon the terms and conditions herein set forth.

9.11          Subscription Receipt Agent Not to be Appointed Receiver. The Subscription Receipt Agent and any Person related to the Subscription Receipt Agent shall not be appointed a receiver, a receiver and manager or liquidator of all or any part of the assets or undertaking of the Corporation.

9.12          Privacy Laws. The parties acknowledge that the Subscription Receipt Agent may, in the course of providing services hereunder, collect or receive financial and other personal information about such parties and/or their representatives, as individuals, or about other individuals related to the subject matter hereof, and use such information for the following purposes:

(a)                to provide the services required under this Agreement and other services that may be requested from time to time;

(b)               to help the Subscription Receipt Agent manage its servicing relationships with such individuals;

(c)                to meet the Subscription Receipt Agent’s legal and regulatory requirements; and

(d)               if Social Insurance Numbers are collected by the Subscription Receipt Agent, to perform tax reporting and to assist in verification of an individual’s identity for security purposes.

Each party acknowledges and agrees that the Subscription Receipt Agent may receive, collect, use and disclose personal information provided to it or acquired by it in the course of this agreement for the purposes described above and, generally, in the manner and on the terms described in its privacy code, which the Subscription Receipt Agent shall make available on its website or upon request, including revisions thereto. Some of this personal information may be transferred to servicers in the United States for data processing and/or storage. Further, each party agrees that it shall not provide or cause to be provided to the Subscription Receipt Agent any personal information relating to an individual who is not a party to this Agreement unless that party has assured itself that such individual understands and has consented to the aforementioned terms, uses and disclosures.

Article 10
GENERAL

10.1          Notice to the Corporation, Subscription Receipt Agent.

(a)                Unless herein otherwise expressly provided, any notice to be given hereunder to the Corporation or the Subscription Receipt Agent shall be deemed to be validly given if delivered by hand courier or if transmitted by facsimile:

(i)             if to the Corporation:

Gran Tierra Energy Inc.
Attention: Chief Financial Officer
Facsimile: (403) 265-3342

(ii)            if to the Subscription Receipt Agent:

Computershare Trust Company of Canada
Attention: Manager, Corporate Trust
Facsimile: (403) 267-6598

and any such notice delivered in accordance with the foregoing shall be deemed to have been received on the date of delivery or, if sent via facsimile, on the day of transmission or, if such day is not a Business Day, on the first Business Day following the day of transmission.

(b)               The Corporation or the Subscription Receipt Agent, as the case may be, may from time to time notify the others in the manner provided in Subsection 10.1(a) of a change of address which, from the effective date of such notice and until changed by like notice, shall be the address of the Corporation or the Subscription Receipt Agent, as the case may be, for all purposes of this Agreement.

10.2          Notice to Receiptholders.

(a)                Any notice to the Receiptholders under the provisions of this Agreement shall be valid and effective if delivered or sent by letter or circular through the ordinary post addressed to such holders at their post office addresses appearing on the register hereinbefore mentioned and shall be deemed to have been effectively given on the date of delivery or, if mailed, three Business Days following actual posting of the notice.

(b)               If, by reason of a strike, lockout or other work stoppage, actual or threatened, involving postal employees, any notice to be given to the Receiptholders hereunder could reasonably be considered unlikely to reach its destination, such notice shall be valid and effective only if it is delivered personally to such Receiptholders or if delivered to the address for such Receiptholders contained in the register of Subscription Receipts maintained by the Subscription Receipt Agent.

10.3          Ownership and Transfer of Subscription Receipts. The Corporation and the Subscription Receipt Agent may deem and treat the registered owner of any Subscription Receipt or, in the case of a transferee as contemplated in Section 2.13, such transferee, as the absolute owner of the Subscription Receipt represented thereby for all purposes, and the Corporation and the Subscription Receipt Agent shall not be affected by any notice or knowledge to the contrary except where the Corporation or the Subscription Receipt Agent is required to take notice by statute or by order of a court of competent jurisdiction. A Receiptholder shall be entitled to the rights evidenced by such Subscription Receipt free from all equities or rights of set off or counterclaim between the Corporation and the original or any intermediate holder thereof and all Persons may act accordingly and the receipt of any such Receiptholder for the Common Shares which may be acquired pursuant thereto shall be a good discharge to the Corporation and the Subscription Receipt Agent for the same and neither the Corporation nor the Subscription Receipt Agent shall be bound to inquire into the title of any such holder except where the Corporation or the Subscription Receipt Agent is required to take notice by statute or by order of a court of competent jurisdiction.

10.4          Evidence of Ownership.

(a)                Upon receipt of a certificate of any bank, trust company or other depositary satisfactory to the Subscription Receipt Agent stating that the Subscription Receipts specified therein have been deposited by a named Person with such bank, trust company or other depositary and will remain so deposited until the expiry of the period specified therein, the Corporation and the Subscription Receipt Agent may treat the Person so named as the owner, and such certificate as sufficient evidence of the ownership by such Person of such Subscription Receipt during such period, for the purpose of any requisition, direction, consent, instrument or other document to be made, signed or given by the holder of the Subscription Receipt so deposited.

(b)               The Corporation and the Subscription Receipt Agent may accept as sufficient evidence of the fact and date of the signing of any requisition, direction, consent, instrument or other document by any Person: (i) the signature of any officer of any bank, trust company, or other depositary satisfactory to the Subscription Receipt Agent as witness of such execution; (ii) the certificate of any notary public or other officer authorized to take acknowledgments of deeds to be recorded at the place where such certificate is made that the Person signing acknowledged to him the execution thereof; or (iii) a statutory declaration of a witness of such execution.

10.5          Satisfaction and Discharge of Agreement.

Upon the earlier of:

(a)                the issue of Common Shares and payment of all monies required as provided in Section 3.2; or

(b)               the payment of all monies required where the Acquisition is terminated or the Acquisition Time does not occur by the Deadline as provided in Section 3.3, this Agreement shall cease to be of further effect and the Subscription Receipt Agent, on demand of and at the cost and expense of the Corporation and upon delivery to the Subscription Receipt Agent of a certificate of the Corporation stating that all conditions precedent to the satisfaction and discharge of this Agreement have been complied with, shall execute proper instruments acknowledging satisfaction of and discharging this Agreement. Notwithstanding the foregoing, the indemnities provided to the Subscription Receipt Agent by the Corporation hereunder shall remain in full force and effect and survive the termination of this Agreement.

10.6          Provisions of Agreement and Subscription Receipts for the Sole Benefit of Parties and Receiptholders. Nothing in this Agreement or in the Subscription Receipt Certificates, expressed or implied, shall give or be construed to give to any Person other than the parties hereto and the Receiptholders any legal or equitable right, remedy or claim under this Agreement, or under any covenant or provision herein or therein contained, all such covenants and provisions being for the sole benefit of the parties hereto, the Receiptholders and such transferees.

10.7          Subscription Receipts Owned by the Corporation or its Subsidiaries - Certificate to be Provided. For the purpose of disregarding any Subscription Receipts owned legally or beneficially by the Corporation or any affiliated entity of the Corporation in Section 7.16, the Corporation shall provide to the Subscription Receipt Agent, from time to time, a certificate of the Corporation setting forth as at the date of such certificate the number of Subscription Receipts owned legally or beneficially by the Corporation or any affiliated entity of the Corporation, and the Subscription Receipt Agent, in making the computations in Section 7.16, shall be entitled to rely on such certificate without requiring further evidence thereof.

10.8          Effect of Execution. Notwithstanding any provision of this Agreement, should any Subscription Receipt Certificates be issued and certified in accordance with the terms hereof prior to the actual time of execution of this Agreement by the Corporation and the Subscription Receipt Agent, any such Subscription Receipt Certificates shall be void and of no value and effect until such actual execution.

10.9          Time of Essence. Time is and shall remain of the essence of this Agreement.

10.10      Force Majeure. No party hereto shall be liable to another party, or held in breach of this Agreement, if prevented, hindered, or delayed in the performance or observance of any provision contained herein by reason of act of God, riots, terrorism, acts of war, epidemics, governmental action or judicial order, earthquakes, economic sanctions or any other similar causes (including, but not limited to, mechanical, electronic or communication interruptions, disruptions or failures). Performance times under this Agreement shall be extended for a period of time equivalent to the time lost because of any delay that is excusable under this Section.

10.11      Counterparts. This Agreement may be executed and delivered in counterparts, each of which when so executed and delivered shall be deemed to be an original and such counterparts together shall constitute one and the same instrument and notwithstanding their date of execution they shall be deemed to be dated as of the date hereof.

10.12      1934 Act. The Corporation confirms that it has either (i) a class of securities registered pursuant to Section 12 of the 1934 Act; or (ii) a reporting obligation pursuant to Section 15(d) of the 1934 Act, and has provided the Subscription Receipt Agent with an Officers’ Certificate (in a form provided by the Subscription Receipt Agent) certifying such reporting obligation and other information as requested by the Subscription Receipt Agent. The Corporation covenants that in the event that any such registration or reporting obligation shall be terminated by the Corporation in accordance with the 1934 Act, the Corporation shall promptly notify the Subscription Receipt Agent of such termination and such other information as the Subscription Receipt Agent may require at the time. The Corporation acknowledges that the Subscription Receipt Agent is relying upon the foregoing representation and covenants in order to meet certain United States Securities and Exchange Commission (“SEC”) obligations with respect to those clients who are filing with the SEC.

10.13      Tax Reporting. The parties hereto agree that, for tax reporting purposes, all interest or other taxable income earned from the investment of the Escrowed Funds in any tax year shall: (a) to the extent such interest is distributed by the Subscription Receipt Agent to any person or entity pursuant to the terms of this Agreement during such tax year, be allocated to such person or entity, and (b) otherwise be allocated to the Corporation in the taxation year that it was earned, notwithstanding that no such amount has been distributed. The Corporation agrees to provide the Subscription Receipt Agent with its certified tax identification numbers and others forms, documents and information that the Subscription Receipt Agent may request in order to fulfill any tax reporting function.

IN WITNESS WHEREOF the parties hereto have executed this Agreement under their respective corporate seals and the hands of their proper officers in that behalf.

GRAN TIERRA ENERGY INC.

By:	/s/ Ryan Ellson
Name: Ryan Ellson
Title: Chief Financial Officer

COMPUTERSHARE TRUST COMPANY OF CANADA

By:	/s/ Beatriz Fedozzi
Name: Beatriz Fedozzi
Title: Corporate Trust Officer

By:	/s/ Shannon Grover
Name: Shannon Grover
Title: Corporate Trust Officer

Signature Page
to

Subscription Receipt Agreement

This is Schedule 1.1(f) to a Subscription Receipt Agreement made as of July 8, 2016 among Gran Tierra Energy Inc. and Computershare Trust Company of Canada

ACQUISITION NOTICE

TO:	COMPUTERSHARE TRUST COMPANY OF CANADA

AND TO: THE AGENTS

This Acquisition Notice is being provided pursuant to Subsection 3.1(a) of the Subscription Receipt Agreement (the “Subscription Receipt Agreement”) made as of July 8, 2016 among Gran Tierra Energy Inc. (the “Corporation”) and Computershare Trust Company of Canada, as Subscription Receipt Agent.

Capitalized terms which are not otherwise defined herein shall have the meanings ascribed to such terms in the Subscription Receipt Agreement.

The Subscription Receipt Agent is hereby notified by the Corporation that the Acquisition Time has occurred.

DATED at Calgary, Alberta, this ● day of ●, 201●.

GRAN TIERRA ENERGY INC.
By:
Name:
Title:
By:
Name:
Title:

This is Schedule 1.1(z) to a Subscription Receipt Agreement made as of July 8, 2016 among Gran Tierra Energy Inc. and Computershare Trust Company of Canada

IRREVOCABLE DIRECTION

TO: COMPUTERSHARE TRUST COMPANY OF CANADA

AND TO: THE AGENTS

This Irrevocable Direction is being provided pursuant to Subsection 3.1(a) of the Subscription Receipt Agreement (the “Subscription Receipt Agreement”) made as of July 8, 2016 among Gran Tierra Energy Inc. (the “Corporation”) and Computershare Trust Company of Canada, as Subscription Receipt Agent.

Capitalized terms which are not otherwise defined herein shall have the meanings ascribed to such terms in the Subscription Receipt Agreement.

The Subscription Receipt Agent is hereby notified that the Escrow Release Conditions have been satisfied in full in accordance with the Subscription Receipt Agreement, and, accordingly, the Subscription Receipt Agent is hereby irrevocably directed and authorized, in its capacity as registrar and transfer agent of the Common Shares:

(a)                to issue on behalf of the Corporation, ● fully paid and non-assessable Common Shares to the Person or Persons to whom such Common Shares are to be issued pursuant to the terms of the Subscription Receipt Agreement and the Subscription Receipt Certificates, if applicable, following the satisfaction of the Acquisition Time (which occurred on ●, 201●), all in accordance with the provisions of the Subscription Receipt Certificates and the Subscription Receipt Agreement; and

(b)               to release to the Lead Agent, on behalf of the Agents, the sum of $●.

DATED at Calgary, Alberta, this ● day of ●, 201●.

GRAN TIERRA ENERGY INC.
By:
Name:
Title:
By:
Name:
Title:

This is Schedule 1.1(mm) to a Subscription Receipt Agreement made as of July 8, 2016 among Gran Tierra Energy Inc. and Computershare Trust Company of Canada

FORM OF SUBSCRIPTION RECEIPT CERTIFICATE

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), AND AS SUCH MAY NOT BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS (I) PURSUANT TO A REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT IN EFFECT WITH RESPECT TO SUCH SECURITIES, OR (II) THE ISSUER OF SUCH SECURITIES SHALL RECEIVE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED BY VIRTUE OF RULE 144 UNDER THE U.S. SECURITIES ACT OR ANOTHER AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE NOVEMBER 9, 2016.

Gran Tierra Energy Inc.

(a corporation incorporated under the laws of Nevada)

THIS IS TO CERTIFY THAT ● (the “holder”) is the registered holder of ● Subscription Receipts represented hereby.

Reference is made to the Subscription Receipt Agreement (the “Subscription Receipt Agreement”) made as of July 8, 2016 among Gran Tierra Energy Inc. (the “Corporation”) and Computershare Trust Company of Canada, as Subscription Receipt Agent.

Capitalized terms used in the Subscription Receipt Agreement have the same meaning herein as therein, unless otherwise defined.

Each Subscription Receipt entitles the holder:

(a)                if the Acquisition Time occurs prior to the Deadline, to receive, for no additional consideration and without any further action, one fully paid and non-assessable Common Share; or

(b)               if a Termination Event has occurred, to receive an amount equal to the sum of the Subscription Price in respect of each Subscription Receipt held together with such holder’s pro rata share of the Earned Interest, less applicable withholding taxes, all in the manner and on the terms and conditions set out in the Subscription Receipt Agreement.

The Subscription Receipts represented hereby are issued under and pursuant to the Subscription Receipt Agreement. Reference is hereby made to the Subscription Receipt Agreement and any and all other instruments supplemental or ancillary thereto for a full description of the rights of the holders of the Subscription Receipts and the terms and conditions upon which such Subscription Receipts are, or are to be, issued and held, all to the same effect as if the provisions of the Subscription Receipt Agreement and all instruments supplemental or ancillary thereto were herein set forth, and to all of which provisions the holder of these Subscription Receipts by acceptance hereof assents. In the event of a conflict or inconsistency between the terms of the Subscription Receipt Agreement and this Certificate, the terms of the Subscription Receipt Agreement shall prevail.

The holding of the Subscription Receipts evidenced by this Certificate shall not constitute the holder hereof a Shareholder or entitle such holder to any right or interest in respect thereof except as herein and in the Subscription Receipt Agreement expressly provided.

The Subscription Receipt Agreement contains provisions making binding upon all holders of Subscription Receipts outstanding thereunder resolutions passed at meetings of such holders held in accordance with such provisions and by instruments in writing signed by the holders of a specified majority of the outstanding Subscription Receipts.

The Subscription Receipts evidenced by this Certificate may be transferred on the register kept at the offices of the Subscription Receipt Agent by the registered holder hereof or his legal representatives or his attorney duly appointed by an instrument in writing in form and execution satisfactory to the Subscription Receipt Agent, only upon payment of the charges provided for in the Subscription Receipt Agreement and upon compliance with such reasonable requirements as the Subscription Receipt Agent may prescribe. The transfer register shall be closed at 4:30 p.m. (Calgary time) on the earlier to occur of the Acquisition Date and the Termination Date (subject to settlement of trades).

This Certificate shall not be valid for any purpose whatever unless and until it has been countersigned by or on behalf of the Subscription Receipt Agent.

Time shall be of the essence hereof. This Certificate is governed by the laws of Alberta and the laws of Canada applicable therein.

IN WITNESS WHEREOF the Corporation has caused this Certificate to be signed by a duly authorized representative as of ●.

GRAN TIERRA ENERGY INC.

By:
Name:
Title:

By:
Name:
Title:

Countersigned by:	COMPUTERSHARE TRUST COMPANY OF CANADA

By:
Name:
Title: